Registration No. 333-_________

As filed with the Securities and Exchange Commission on October 31, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHF Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	86-2409612
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1526 Cole Blvd., Suite 250

Golden, Colorado 80401

(Address of Principal Executive Offices)

SHF HOLDINGS, INC. AMENDED AND RESTATED – 2022 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Copy to:

Terrance E. Mendez	Michael D. Schwamm, Esq.
Chief Executive Officer	Justin A. Santarosa, Esq.
1526 Cole Blvd., Suite 250	Duane Morris LLP
Golden, Colorado 80401	865 South Figueroa Street, Suite 3100
(303) 431-3435	Los Angeles, California 90017
(213) 689-7466
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

On July 8, 2025, the stockholders of SHF Holdings, Inc. (the “Company”) approved an amendment (the “Amendment”) to the SHF Holdings, Inc. Amended and Restated – 2022 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). Pursuant to the Amendment, the number of shares of the Company’s Class A common stock, par value $0.0001 (“Common Stock”), authorized for issuance under the Plan was increased by 274,891 (the “Newly Authorized Shares”). In addition, the Amendment includes a provision whereby the total number of shares of Common Stock that may be issued under the Plan will automatically increase (an “Automatic Increase”) upon the occurrence of a Dilution Event (as defined in the Amendment) and on the first trading day of each calendar year, beginning on January 1, 2026, by such number of shares of Common Stock necessary to make the total shares of Common Stock authorized under the Plan equal to fifteen percent (15%) of the total outstanding shares of Common Stock on the last day of the prior calendar year (subject to a maximum annual increase of 50,000 shares of Common Stock).

This Registration Statement registers an additional 424,891 shares (the “Additional Shares”) of Common Stock that may be offered and sold under the Plan as of the date hereof or following an Automatic Increase, as applicable. The Additional Shares are comprised of (i) the Newly Authorized Shares and (ii) 150,000 shares of Common Stock, which represent the maximum aggregate number of shares of Common Stock that may become authorized for issuance under the Plan after the first three (3) Automatic Increases following the date hereof. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which one or more other registration statements filed on this form relating to the same employee benefit plan are effective. Pursuant to General Instruction E to Form S-8, the contents of the Company’s previously filed registration statement on Form S-8 relating to the Plan (File No. 333-276311), filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2023, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on April 10, 2025, as amended by the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the Commission on April 30, 2025;

(b) The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on May 21, 2025, as amended by the Company’s Quarterly Report on Form 10-Q/A for the period ended March 31, 2025, filed with the Commission on August 14, 2025;

(c) The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the Commission on August 14, 2025;

(d) The Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2025, January 27, 2025, January 29, 2025, February 3, 2025, March 4, 2025, March 7, 2025, March 13, 2025, March 14, 2025, March 20, 2025, April 7, 2025, April 18, 2025, May 2, 2025, May 7, 2025, May 28, 2025, July 11, 2025, August 14, 2025, August 22, 2025, September 2, 2025, September 12, 2025, September 23, 2025, September 30, 2025, October 3, 2025, and October 17, 2025 (other than information in such Current Reports deemed to have been furnished and not filed in accordance with the rules of the Commission); and

(e) The description of the Company’s common stock contained in the Company’s Current Report on Form 8-K, filed with the Commission on October 4, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

5.1*	Opinion of Duane Morris LLP.
10.1	SHF Holdings, Inc. Amended and Restated – 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Registration Statement on Form S-8 (File No. 333-276311), filed by SHF Holdings, Inc. under the Exchange Act on December 29, 2023).
10.2	SHF Holdings, Inc. Amendment to Amended and Restated – 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by SHF Holdings, Inc. under the Exchange Act on July 11, 2025).
23.1*	Consent of Duane Morris LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Marcum LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107.1*	Calculation of Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on October 31, 2025.

SHF HOLDINGS, INC.

By:	/s/ Terrance Mendez
Terrance Mendez
Chief Executive Officer, Interim Chief Financial Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terrance Mendez as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Terrance Mendez	Chief Executive Officer, Interim Chief Financial Officer, Director	October 31, 2025
Terrance Mendez	(Principal Financial Officer)

/s/ Douglas Beck	Principal Accounting Officer, Senior Vice President of Finance	October 31, 2025
Douglas Beck	(Principal Accounting Officer)

/s/ Sundie Seefried	Director	October 31, 2025
Sundie Seefried

/s/ Jonathon F. Niehaus	Director	October 31, 2025
Jonathon F. Niehaus

/s/ Francis A. Braun III	Director	October 31, 2025
Francis A. Braun III

/s/ Richard Carleton	Director	October 31, 2025
Richard Carleton